Exhibit 10

FINAL EXECUTION COPY

AMENDED AND RESTATED

KBI SHARES OPTION AGREEMENT

DATED AS OF JUNE 26, 2012

BY AND AMONG

ASTRAZENECA AB, MERCK SHARP & DOHME CORP. AND MERCK HOLDINGS LLC

i

ARTICLE VII INDEMNIFICATION		23

ARTICLE VIII ARBITRATION		24

ARTICLE IX TERMINATION		24

ARTICLE X MISCELLANEOUS		24

10.1	Expenses	24
10.2	Assignment	24
10.3	No Third Party Beneficiaries	24
10.4	Notices	25
10.5	Governing Law	25
10.6	Entire Agreement; Amendments and Waivers	25
10.7	Counterparts	26
10.8	Invalidity	26
10.9	Headings	26
10.10	Remedies	26
10.11	Gender and Number	26
10.12	No Consent to Section 338 Tax Election	26

ii

AMENDED AND RESTATED

KBI SHARES OPTION AGREEMENT

This AMENDED AND RESTATED KBI SHARES OPTION AGREEMENT (this “Agreement”) is made and entered into as of June 26, 2012 (the “Restatement Date”) by and among AstraZeneca AB (formerly Astra AB), a company limited by shares organized and existing under the laws of Sweden (“KB”), Merck Sharp & Dohme Corp. (formerly Merck & Co., Inc.), a corporation organized and existing under the laws of the State of New Jersey (“TR” or “Merck”), and Merck Holdings LLC, a limited liability company organized and existing under the laws of the State of Delaware, a wholly-owned subsidiary of TR and the successor by conversion to Merck Holdings, Inc. (“TR Holdings”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Master Restructuring Agreement dated as of June 19, 1998, as amended, between KB, TR, KBI Inc. (formerly Astra Merck Inc.), a Delaware corporation (“KBI”), Astra USA, Inc., a New York corporation (“KB USA”), AstraZeneca Pharmaceuticals LP (formerly KB USA, L.P.), a Delaware limited partnership (“AZPLP”), KBI-E Inc. (formerly Astra Merck Enterprises Inc.), a Delaware corporation (“KBI-E”), KBI Sub Inc., a Delaware corporation (“KBI Sub”), TR Holdings and AstraZeneca LP (formerly Astra Pharmaceuticals, L.P.), a Delaware limited partnership (the “Partnership” or “AZLP”)) (the “Master Restructuring Agreement”).

This Agreement amends and restates the KBI Shares Option Agreement made and entered into as of July 1, 1998 (such agreement, the “Original Agreement” and such date the “Original Date”) by and among KB, TR and TR Holdings.

W I T N E S S E T H:

WHEREAS, TR Holdings is the holder of all of the issued and outstanding shares of common stock of KBI, and all of the issued and outstanding shares of Class D Voting Preferred Stock of KBI (the “Class D Preferred Stock”) and Class E Non-Voting Convertible Participating Preferred Stock of KBI (the “Class E Preferred Stock”); and

WHEREAS, KB is the holder of all of the issued and outstanding shares of Class A Non-Voting Preferred Stock of KBI, par value $12,160 per share (the “Class A Preferred Stock”) (as of the Restatement Date, 193,256.58 shares of Class A Preferred Stock) and Class C Voting Preferred Stock of KBI, par value $9,600 per share (the “Class C Preferred Stock”) (as of the Restatement Date, 5,208.33 shares of Class C Preferred Stock); and

WHEREAS, as provided in the Original Agreement TR Holdings granted to KB and KB acquired from TR Holdings an option to acquire complete ownership of KBI under certain circumstances as hereinafter described; and

WHEREAS, KB, AZPLP, KB USA, the Partnership, TR, TR Holdings, KBI, KBI-E and KBI Sub have entered into a Settlement Agreement and Release dated as of September 15, 2010 (the “Settlement Agreement”), relating to among other things the terms on which Vimovo (as defined in the Settlement Agreement, “Vimovo”) will be included in the calculation of the Option Exercise Price provided for herein; and

WHEREAS, the parties desire to modify the manner in which Vimovo will be included in the computation of the Option Exercise Price in the event of a 2014 Option Exercise (as defined in Section 2.2(d)); and

WHEREAS, KB, TR, KBI, KBI-E, KB USA and AZLP have entered into that certain letter agreement dated as of June 1, 2011 pursuant to which the parties agreed to take certain Referenced Products (as defined in such letter agreement) out of the supply chain under the Manufacturing Agreement and the KBI Supply Agreement and provide for the manner of payment of the Agreed Mark-Up otherwise payable with respect to such Referenced Products pursuant to the KBI Supply Agreement (such letter agreement as amended or supplemented, the “June Letter”); and

WHEREAS, the parties hereto desire to provide for certain arrangements in connection with the exercise of such option in the year 2014 and to make certain other modifications to the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

GRANT OF OPTION

1.1 Option. (a) On the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained herein, TR Holdings hereby grants to KB and KB hereby acquires from TR Holdings an option (the “Option”) to acquire from TR Holdings on the Option Closing Date (as such term is defined in Section 2.2(e)(ii) hereof) all of the outstanding shares of capital stock of KBI of whatever classes or series not owned by KB or its Affiliates or successors or assigns (the “KBI Shares”) through the exercise of the Option at the Option Exercise Price (as such term is defined in Section 2.1 hereof).

(b) If requested by KB prior to the exercise of the Option, TR Holdings agrees to cooperate in good faith with KB to structure the transaction contemplated by the Option in another manner mutually agreeable to the parties; KB acknowledges, however, that TR Holdings has no obligation to enter into any such other transaction. KB agrees that in connection with any such mutually agreed upon restructuring, KB would give TR Holdings a “hold harmless” indemnity acceptable to TR Holdings. As of the date of this Agreement, KB believes that either of the following transactions is considered to achieve the objective of preserving KB’s cost basis of the KBI-E assets (for U.S. Federal income tax purposes) to the fullest extent possible: (i) KB contributes cash to KBI in an amount equal to the Option Exercise Price, and TR Holdings will then cause KBI to redeem all of the KBI Shares, and (ii) KB contributes cash in an amount equal to the Option Exercise Price to a wholly-owned US corporation (“USCO”), and TR will then cause KBI to merge with USCO in a transaction pursuant to which KB shall acquire complete ownership of the stock of KBI. The exercise of the Option by KB by means of KB’s purchase of the KBI Shares or any of the foregoing means shall hereinafter be referred to as the “KBI Acquisition.”

ARTICLE II

EXERCISE OF OPTION

2.1 Option Exercise Price. (a) For purposes of this Agreement, the “Option Exercise Price” shall be the price payable by KB to TR Holdings upon the exercise of the Option as determined in accordance with the formula set forth in Section 2.1(b) below (subject to adjustment pursuant to the provisions of Sections 2.2(d)(v), 2.2(d)(vi), 2.2(d)(vii) and 2.2(d)(viii) hereof, or Sections 2.2(e)(v), 2.2(e)(vi) and 2.2(e)(vii) hereof, as the case may be) and consistent with Section 6.6. For purposes of calculating the Option Exercise Price, the following terms shall have the following meanings:

(i) “Fourth Tier and Group E NPV” shall mean the sum of (A) the net present value of the projected pre-tax amounts that would otherwise be allocated after the Option Closing Date to the Limited Partner for the Fourth Tier Amount pursuant to the Partnership Agreement, which amount shall be determined assuming that the Partnership will in each Fiscal Year have sufficient Profits (as defined in the Partnership Agreement) to make allocations to the Limited Partner pursuant to Section 4.1(h) of the Partnership Agreement, and (B) the net present value of the projected pre-tax amounts of the payments to which KBI-E would otherwise be entitled after the Option Closing Date pursuant to Section 7.3 of the Amended and Restated KBI License, in each case as such net present value is determined pursuant to Section 2.2(d) or (e) hereof, as the case may be.

(ii) “Omeprazole NPV and Perprazole NPV” shall mean the net present value of the projected consolidated net pre-tax cash flows of KBI and its subsidiaries determined by taking into account only payments that would otherwise be received by KBI after the Option Closing Date for sales of Omeprazole Products and Perprazole Products to the Partnership (whether such sales occur before or after the Option Closing Date) under the KBI Supply Agreement, less (A) payments that would otherwise be made by KBI after the Option Closing Date to TR, KB or an Alternate Producer (as defined in the Manufacturing Agreement) for the purchase of Omeprazole Products and Perprazole Products (whether such purchases occur before or after the Option Closing Date) and (B) royalties that would otherwise be paid to KB after the Option Closing Date with respect to Perprazole Net Sales (whether such sales occur before or after the Option Closing Date) under the Amended and Restated KBI License, as such net present value is determined pursuant to Section 2.2(d) or (e) hereof, as the case may be. Solely for purposes of determining the Omeprazole NPV and Perprazole NPV, all payments received or that would have been received by KBI under the June Letter or as Other Payments (and any adjustments to such payments) shall be deemed to have been received under the KBI Supply Agreement. “Other Payments” shall have the meaning set forth in the Agreed Methodology (as hereinafter defined).

(iii) “Omeprazole Net Sales” shall mean Net Sales of Omeprazole Products as defined in the Master Restructuring Agreement.

(iv) “Perprazole Net Sales” shall mean Net Sales of Perprazole Products as defined in the Master Restructuring Agreement.

(b) The Option Exercise Price shall be calculated as follows:

OEP = [ONPV + PNPV + FTGENPV] + [10 x LPI] + LP2

where:

OEP	means the Option Exercise Price

ONPV + PNPV	means Omeprazole NPV and Perprazole NPV

FTGENPV	means Fourth Tier and Group E NPV

LPI	means the average annual amount of Profits allocated to the Limited Partner of the Partnership pursuant to Section 4.1(h) of the Partnership Agreement, if any, for the last three (3) Fiscal Years ending prior to the year of the Option Closing Date.

LP2	means the amount determined as of the Option Closing Date equal to the sum of (i)(A) the amount of cash and cash equivalents of KBI and its consolidated subsidiaries, (B) the amount that would be required to be distributed to the Limited Partner by the Partnership if (1) the taxable year of the Partnership had closed as of the Option Closing Date, (2) the Priority Return (as defined in the Partnership Agreement) for the Fiscal Quarter including the Option Closing Date was determined by pro-rating on a daily basis, and (3) all distributions required to be made for the partial year and all prior Fiscal Years (and not previously distributed) were distributed, assuming that the Partnership has sufficient Profits to satisfy all allocation tiers through Section 4.1(e) of the Partnership Agreement in such partial year, less (ii)(A) the amount of all accrued dividends (whether or not declared and determined by pro-rating on a daily basis) on the outstanding shares of preferred stock of KBI not held by TR Holdings or its successors and assigns, and (B) taxes (other than Federal Income Taxes) of KBI and its consolidated subsidiaries accrued in accordance with GAAP.

Vimovo shall be included in the computation of the Option Exercise Price (i) as provided in Section 2.2(d) in the event of a 2014 Option Exercise (as defined in Section 2.2(d))

or (ii) as provided in the Settlement Agreement in the event of an exercise of the Option other than a 2014 Option Exercise.

(c) For purposes of determining the amount of payments and allocations KBI or KBI-E or any of their Affiliates would have received or to which they would have been entitled after the Option Closing Date for purposes of computing the Option Exercise Price (whether such amounts would have been paid pursuant to the KBI Supply Agreement, Section 7.3 of the Amended and Restated KBI License or the June Letter or as Other Payments or allocated pursuant to the Partnership Agreement), such amounts shall be determined as if the Option had not been exercised and, accordingly, as if the contractual arrangements between the parties and their Affiliates, including the KBI Supply Agreement, remained in effect (including for purposes of the June Letter and with respect to the Other Payments). For clarity, with respect to a 2014 Option Exercise, such amounts shall be used to compute the Option Exercise Price in accordance with the Agreed Methodology (as defined in Section 2.2(d)(i)) and Section 2.2(d)(vii).

2.2 Exercise of Option. (a) Provided that (i) no Allocation Shortfall or Allocation Default (each as defined in the Partnership Agreement) shall have occurred and remain uncured and (ii) no Put Option Event shall have occurred, KB shall have the right at any time during any Option Notice Period (as hereinafter defined) to give a written and dated notice (a “Notice of Exercise”) to TR Holdings of its election to exercise the Option.

(b) For purposes of this Section 2.2, each of the following shall constitute an “Option Notice Period”: (i) the period from March 1, 2014 through April 30, 2014; (ii) if the Option is not exercised during the period described in clause (i) of this subsection (b), the period from January 1, 2017 through June 30, 2017; (iii) in the event that (x)(A) there shall have been no Allocation Shortfall or Allocation Default or (B) such Allocation Shortfall or Allocation Default shall have been cured, (y) KBI shall be Past Due (as defined in the Amended and Restated Certificate of Incorporation of KBI) on the payment of any dividend to the holder(s) of the Class A Preferred Stock or Class C Preferred Stock and (z) such shares shall be accruing dividends at the 7.00% annual rate set forth in the Amended and Restated Certificate of Incorporation of KBI, and, in the case of the foregoing clause (x)(A), with at least fifteen (15) days having expired after written notice from such holder(s) to KBI of non-receipt of such dividend with such dividend continuing to be Past Due, any time after such fifteen (15) day period shall have expired (in the case of the foregoing clause (x)(A)) or such 7.00% dividend rate shall have become effective (in the case of the foregoing clause (x)(b)); and (iv) in the event that the aggregate amount of Omeprazole Net Sales and Perprazole Net Sales for any period of twelve (12) consecutive months ending on or after the Restatement Date (a “Measuring Period”) is less than or equal to $200 million, the six-month period commencing on the first day of the second month following the expiration of such Measuring Period.

(c) Upon KB’s delivery of the Notice of Exercise pursuant to Section 2.2(a) above, the parties agree to cooperate and to cause their respective Affiliates to cooperate in good faith in preparing and making any filing (“HSR Filing”) that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (or any successor statute) (“HSR Act”), within thirty (30) days after the date of delivery of such Notice of Exercise.

(d) If KB delivers a Notice of Exercise during the Option Notice Period described in Section 2.2(b)(i) hereof (a “2014 Option Exercise”), then the following shall occur:

(i) The parties agree that the aggregate amount of ONPV + PNPV plus FTGENPV to be included in the Option Exercise Price as of the 2014 Option Closing Date (as defined in Section 2.2(d)(ii) hereof) is $327.4 million (the “Initial Agreed Amount”). The parties have agreed and documented the methodology that has been used by the parties to calculate such Initial Agreed Amount (the “Agreed Methodology”). As soon as reasonably practicable after the delivery of such Notice of Exercise, KB and TR Holdings shall prepare a statement (the “Agreed Option Exercise Statement”) showing their good faith calculation of the Option Exercise Price in accordance with the provisions of Section 2.1 hereof and, to the extent applicable, based on the Initial Agreed Amount, it being understood for purposes of such Agreed Option Exercise Statement that KB shall calculate item LPI of the Option Exercise Price and shall estimate item (i)(B) of the LP2 component of the Option Exercise Price and TR Holdings shall calculate items (i)(A) and (ii)(A) of the LP2 component of the Option Exercise Price and shall estimate item (ii)(B) of the LP2 component of the Option Exercise Price (the sum of each of the estimated items of LP2 referred to above being referred to herein as the “LP2 Estimated Amount”). Subject to the provisions of Sections 2.2(d)(v), 2.2(d)(vi), 2.2(d)(vii) and 2.2(d)(viii) hereof, the Agreed Option Exercise Statement shall be binding and conclusive upon, and deemed accepted by, each of TR Holdings and KB unless TR Holdings or KB shall have notified the other in writing of any objections to any of the items calculated by the other party within sixty (60) days after the date of the Agreed Option Exercise Statement. A notice under this Section 2.2(d)(i) shall specify in reasonable detail each item on the Agreed Option Exercise Statement which is being disputed and a summary of the reasons for such dispute, it being understood that only the calculation of the component LPI and items (i)(A) and (ii)(A) of the component LP2 of the Option Exercise Price reflected on the Agreed Option Exercise Statement may be so disputed. Any such dispute shall be resolved pursuant to the provisions of Section 2.2(d)(vi) hereof, but the pendency of such dispute shall not delay the 2014 Option Closing Date.

(ii) KB shall pay the Option Exercise Price reflected on the Agreed Option Exercise Statement prepared in accordance with Section 2.2(d)(i) hereof at a closing (the “2014 Option Closing”) on the date (the “2014 Option Closing Date”) that shall be the later of (A) June 30, 2014, effective at the close of business, and (B) five (5) business days after the date on which any applicable waiting period under the HSR Act shall have expired or been terminated.

(iii) On the 2014 Option Closing Date, as consideration for the KBI Acquisition, KB shall pay to TR Holdings the Option Exercise Price specified in the Agreed Option Exercise Statement, all of which shall be payable to TR Holdings by wire transfer in Dollars of immediately available funds to an account of TR Holdings in the United States which shall be designated by TR Holdings in writing at least one (1) week prior to the 2014 Option Closing Date.

(iv) On the 2014 Option Closing Date, TR Holdings and KB shall execute and deliver such agreements, endorsements, certificates of title, stock powers, assignments and other good and sufficient instruments of conveyance and take such other actions as shall be necessary to effect the KBI Acquisition. TR Holdings further agrees that, from and after the 2014 Option Closing Date, it will execute and deliver to KB such additional instruments and documents and take such further action as KB may reasonably require in order to complete the KBI Acquisition.

(v) As soon as reasonably possible after the 2014 Option Closing Date (but not later than ninety (90) days thereafter) KB and TR Holdings shall work together in good faith to determine the actual amount of the components of the Option Exercise Price comprising the LP2 Estimated Amount (the “LP2 Final Amount”). If KB and TR Holdings are unable to agree on the LP2 Final Amount within such time period, then KB and TR Holdings shall, as soon as reasonably possible thereafter (but not later than thirty (30) days thereafter), engage a mutually acceptable independent accounting firm to determine the LP2 Final Amount. In the event that KB and TR Holdings cannot agree on such accounting firm, such firm shall be selected at random from the list of internationally-recognized accounting firms set forth on Exhibit 2.2(d)(v) hereto (the “List of Internationally Recognized Accountants”); provided, however, that (A) such randomly selected accounting firm shall be independent of both TR and KB and their Affiliates and (B) if an accounting firm has been already selected pursuant to Section 2.2(d)(vi) hereof, such selected accounting firm shall be used also to determine the LP2 Final Amount. If any such randomly selected accounting firm is not independent of both TR and KB and their Affiliates or is otherwise unavailable, one or more additional accounting firms shall be selected at random from such list until an independent accounting firm is selected and is available. Such accounting firm shall have access at all reasonable times upon reasonable prior notice during normal business hours, to audit and examine, and make copies or extracts of and from, the books, records and accounts of (x) the Partnership and its Affiliates and any Person included as an Outlicensee pursuant to Section 1(d) of the Settlement Agreement and (y) TR and its Affiliates, as may be necessary in such accounting firm’s judgment to permit it to determine the LP2 Final Amount. KB and TR Holdings shall enter into a written engagement with such accounting firm providing that (1) the scope of the engagement with respect to such audit and examination is limited to the determination of the LP2 Final Amount (and if the audit is performed in connection with another audit permitted by this Agreement, the rights under the terms of this Agreement with respect to such other audit), and (2) such accounting firm agrees to use reasonable efforts, consistent with its professional responsibility, the availability of materials and information and the level of assistance received, to conclude the audit and examination within a reasonable period of time, and (3) such accounting firm agrees to keep any such information to which it has access pursuant to the foregoing confidential and not to disclose to any party (or any of its Affiliates) any information other than information relating to the accuracy of the information provided by the other party (or any of its Affiliates). In the event that such accounting firm determines that the LP2 Final Amount is greater than or less than the LP2 Estimated Amount, KB shall pay to TR Holdings the amount of such increase or TR Holdings shall pay to KB the amount of such decrease, as the case may be, within ten (10) business days after such determination, together with interest at the rate of LIBOR determined using a LIBOR Period of three (3) months for the period from the 2014 Option Closing Date through the date of such payment. The fees and expenses of the accounting firm engaged to determine the LP2 Final Amount shall be shared equally by KB and TR Holdings, subject to the last sentence of Section 2.2(d)(vi) below.

(vi) In the event that TR Holdings gives KB timely written notice in accordance with Section 2.2(d)(i) above of a dispute concerning the LPI component of the Option Exercise Price reflected on the Agreed Option Exercise Statement or KB gives TR Holdings timely written notice in accordance with Section 2.2(d)(i) above of a dispute concerning item (i)(A) and/or (ii)(A) of the LP2 component of the Option Exercise Price reflected on the Agreed Option Exercise Statement, the parties shall attempt to resolve such disagreement. However, if any such disagreement is not resolved by the parties within thirty (30) days after receipt of such notice, then KB and TR Holdings shall engage a mutually acceptable independent accounting firm to resolve such disagreement. In the event that KB and TR Holdings cannot agree on such accounting firm, such firm shall be selected at random from the List of Internationally Recognized Accountants; provided, however, that (A) such randomly selected accounting firm shall be independent of both TR and KB and their Affiliates and (B) if an accounting firm has been already selected pursuant to Section 2.2(d)(v) hereof, such selected accounting firm shall be used also to resolve such disagreement. If any such randomly selected accounting firm is not independent of both TR and KB and their Affiliates or is otherwise unavailable, one or more additional accounting firms shall be selected at random from such list until an independent accounting firm is selected and is available. Such accounting firm shall have access at all reasonable times upon reasonable prior notice during normal business hours, to audit and examine, and make copies or extracts of and from, the books, records and accounts of (x) the Partnership and its Affiliates and any Person included as an Outlicensee pursuant to Section 1(d) of the Settlement Agreement and (y) TR and its Affiliates, as may be necessary in such accounting firm’s judgment to permit it to verify such amounts in order to resolve such disagreement. KB and TR Holdings shall enter into a written engagement with such accounting firm providing that (1) the scope of the engagement with respect to such audit and examination is limited to the verification of such amounts (and if the audit is performed in connection with another audit permitted by this Agreement, the rights under the terms of this Agreement with respect to such other audit), and (2) such accounting firm agrees to use reasonable efforts, consistent with its professional responsibility, the availability of materials and information and the level of assistance received, to conclude the audit and examination within a reasonable period of time, and (3) such accounting firm agrees to keep any such information to which it has access pursuant to the foregoing confidential and not to disclose to any party (or any of its Affiliates) any information other than information relating to the accuracy of the information provided by the other party (or any of its Affiliates). The decision of such accounting firm shall be final and shall be binding and conclusive upon all of the parties hereto. In the event that such accounting firm determines that the Option Exercise Price reflected on the Agreed Option Exercise Statement should be increased or decreased due to an adjustment to the calculation of any of the foregoing components, then KB shall pay to TR Holdings the amount of such increase or TR Holdings shall pay to KB the amount of such decrease, as the case may be, within ten (10) business days after such determination, together with interest at the rate of LIBOR determined using a LIBOR

Period of three (3) months for the period from the 2014 Option Closing Date through the date of such payment. In the event of any disputes resolved under this Section 2.2(d)(vi), the Dollar amount of all such disputes shall be aggregated and the fees and expenses of the accounting firm engaged to resolve such disputes shall be paid by the party against whom the greater Dollar amount is resolved; provided, however, that if such accounting firm is the accounting firm that is selected to determine the LP2 Final Amount pursuant to Section 2.2(d)(v), the fees and expenses of such accounting firm related to this section and to Section 2.2(d)(v) shall be allocated and paid pursuant to the terms of each such section.

(vii) The aggregate amount of ONPV + PNPV plus FTGENPV originally included in the Option Exercise Price pursuant to Section 2.2(d)(i) shall be revised (without appraisers) as necessary to more accurately reflect the amount of ONPV + PNPV plus FTGENPV (and to include, if applicable pursuant to Section 2.2(d)(viii), Vimovo) as of the original 2014 Option Closing Date (the “Revised Agreed Amount”). Such Revised Agreed Amount shall be calculated using the same methodology (including the same discount factors) that was used to calculate the Initial Agreed Amount (i.e., the Agreed Methodology), except as follows:

(A) Subject to Section 2.2(d)(vii)(B) below, instead of using projected Net Sales, (1) the actual Omeprazole Net Sales, Perprazole Net Sales (and, if applicable pursuant to Section 2.2(d)(viii), actual Net Sales of Vimovo), Group E Product Net Sales and Fourth Tier Amount that would have resulted in allocations or payments to KBI or its subsidiaries (determined consistent with Section 2.1(c)) during the twelve (12) quarters immediately following June 30, 2014 shall be used to calculate a revised 12 Quarters Amount (as such term is used in the Agreed Methodology, but including Vimovo, if applicable, pursuant to Section 2.2(d)(viii)); and (2) the actual Omeprazole Net Sales, Perprazole Net Sales (and, if applicable pursuant to Section 2.2(d)(viii), actual Net Sales of Vimovo), Group E Product Net Sales and Fourth Tier Amount that would have resulted in payments or allocations to KBI or its subsidiaries (determined consistent with Section 2.1(c)) during the four (4) quarter period ending on June 30, 2018 shall be used to calculate a revised Terminal Value (as such term is used in the Agreed Methodology); and

(B) If the “inventory value” of Category 1 Products at the 2014 Option Closing Date differs from the “consumption value” of Category 1 Products for the month of July 2014, then certain of the actual Net Sales referred to in Section 2.2(d)(vii)(A) above shall be revised as described in Exhibit 2.2(d)(vii). (As used herein, “inventory value” and “consumption value” shall have the meanings set forth in Exhibit 2.2(d)(vii); “Category 1 Products” shall have the meaning used in the Agreed Methodology.)

By June 30, 2018, KB shall provide TR Holdings with a statement setting forth the calculation of the Revised Agreed Amount. Final settlement shall occur by December 31, 2018. In the event of the revision of the amount of any Net Sales used to compute the Revised Agreed Amount as the result of any audit conducted pursuant to

Section 2.2(d)(x), the parties shall promptly (in any event within thirty (30) days following the completion of such audit) recompute the Revised Agreed Amount. If the Revised Agreed Amount is less than the Initial Agreed Amount, then TR Holdings shall pay to KB the amount of the difference. If the Revised Agreed Amount is greater than the Initial Agreed Amount, then KB shall pay to TR Holdings the amount of the difference. The party responsible for paying the difference shall pay such amount to the other party together with interest thereon at the rate of LIBOR, determined using a LIBOR Period of four (4) years for the period from the 2014 Option Closing Date through the payment date.

The parties acknowledge that the computation of the Initial Agreed Amount did not include any amount in respect of the FTGENPV component of the Option Exercise Price. KB and AZLP hereby represent, warrant and covenant to TR and TR Holdings that to their best knowledge there will not be any arrangements that would result in payments or allocations following the Option Exercise Date that would be includible in the FTGENPV component, and the parties agree that if there are any changes or developments that would result in payments or allocations in the period following the 2014 Option Closing Date, determined consistent with Section 2.1(c), that would be includible in the FTGENPV component, the parties shall include such payments and allocations in the computation of the Revised Agreed Amount.

(viii) Notwithstanding the terms of Section 1(a) of the Settlement Agreement, the following terms shall apply with respect to Vimovo in the event of a 2014 Option Exercise:

(A) For purposes of calculating the Initial Agreed Amount set forth in Section 2.2(d)(i) hereof, the parties have not included Vimovo.

(B) If Net Sales of Vimovo in the Territory exceed $100 million in the aggregate in any four (4) consecutive calendar quarters prior to a 2014 Option Exercise, then Vimovo (and the Net Sales of Vimovo) shall be included in the computation of the Revised Agreed Amount described in Section 2.2(d)(vii) hereof as a Category 2 Product and at an assumed contingent payment rate of 3% of Net Sales in the Territory with respect to the period after June 30, 2014. Vimovo shall not be included in the computation of the Option Exercise Price under this Section 2.2(d) under any other circumstances.

(C) For clarity, Section 1(a), clause (ii) of the first sentence of Section 1(b), clause (2) of the second sentence of Section 1(b) and clause (y) of the final sentence of Section 1(b) of the Settlement Agreement shall no longer be in effect, and the reference set forth in Section 1(c) of the Settlement Agreement to Section 1(a) of the Settlement Agreement shall be deemed to refer to this Section 2.2(d).

(D) Section 1(d) of the Settlement Agreement shall apply with respect to the determination of Net Sales of Vimovo.

(ix) The Partnership shall keep, and shall cause its Affiliates and any Person included as an Outlicensee pursuant to Section 1(d) of the Settlement Agreement to keep, true, accurate and complete records of the actual Net Sales described in Section 2.2(d)(vii)(A) above in sufficient detail to permit determination of the Option Exercise Price and to permit an audit of such records by the independent accountants of TR and its Affiliates pursuant to Section 2.2(d)(x) of this Agreement. Within thirty (30) days after the end of each calendar quarter in the period commencing July 1, 2014 and ending March 31, 2018, the Partnership shall provide TR with a report of such actual Net Sales that would have resulted in payments or allocations to KBI or its subsidiaries, determined consistent with Section 2.1(c), during such calendar quarter. By June 30, 2018, the Partnership shall provide TR with a report of such actual Net Sales that would have resulted in payments or allocations to KBI or its subsidiaries, determined consistent with Section 2.1(c), during the period between April 1, 2018 and June 30, 2018.

(x) During the period between June 30, 2018 and December 1, 2018, TR shall have a one-time right for its then currently engaged independent accountants to have access at all reasonable times upon reasonable prior notice during normal business hours, to audit and examine, and make copies or extracts of and from, the books, records and accounts of the Partnership and its Affiliates and any Person included as an Outlicensee pursuant to Section 1(d) of the Settlement Agreement as may be necessary in such accountant’s judgment to permit such accountant to verify the accuracy of the information provided by the Partnership to TR pursuant to Section 2.2(d)(ix), to attest that the actual Net Sales described in Section 2.2(d)(vii)(A) above conform to the terms of this Agreement and to verify the amount of the payments and allocations, determined consistent with Section 2.1(c), that would have resulted from such Net Sales. TR shall enter into a written engagement with such accountants, a copy of which shall be provided to the Partnership, providing that (i) the scope of the engagement with respect to such audit and examination is limited to the rights provided in this Section 2.2(d)(x), and (ii) such accountants agree to use reasonable efforts, consistent with their professional responsibility, the availability of materials and information and the level of assistance received, to conclude the audit and examination by December 1, 2018, and (iii) such accountants agree to keep any such information to which they have access pursuant to the foregoing confidential and not to disclose to TR (or any of its Affiliates) any information other than information relating to the accuracy of the information provided by the Partnership to TR pursuant to Section 2.2(d)(ix), whether the actual Net Sales described in Section 2.2(d)(vii)(A) above conform to the terms of this Agreement and the amount of the allocations and payments, determined consistent with Section 2.1(c), that would have resulted from such Net Sales; and in no event shall quantities or prices or rebates to individual customers be disclosed to TR (or any of its Affiliates) or any other Person.

(e) If KB delivers a Notice of Exercise during an Option Notice Period described in Section 2.2(b)(ii), (iii) or (iv) hereof, then the following shall occur:

(i) Promptly after delivery of such Notice of Exercise but in no event later than thirty (30) days after such delivery, each of KB and TR Holdings shall engage an appraiser independent of it and its Affiliates that is skilled in preparing appraisals of the future value of pharmaceutical products (the “Appraisers” and each, an “Appraiser”)

to determine the Omeprazole NPV, and Perprazole NPV and the Fourth Tier and Group E NPV (the “KB Appraised Value” and the “TR Holdings Appraised Value,” respectively), each as of the Other Option Closing Date (as defined in Section 2.2(e)(ii) hereof). Each of KB and TR Holdings shall bear all costs and expenses of the Appraiser it engages. After KB and TR Holdings have selected the Appraisers, KB shall cause the General Partner of the Partnership to afford the Appraisers such access to the books and records of the Partnership, including, without limitation, sales forecasts, patent status and expiration data, and status reports concerning competitive products (collectively, “Partnership Data”) and furnish to the Appraisers copies of such financial statements of the Partnership as they may request, and TR Holdings may, in its discretion, furnish the Appraisers with sales forecasts and other information (“TR Data”), in order for the Appraisers to determine the KB Appraised Value and the TR Holdings Appraised Value. Based on such information, each of the Appraisers shall deliver a report to KB and TR Holdings showing its calculations. The average of the KB Appraised Value and the TR Holdings Appraised Value shall be the “Appraised Value.” Upon the determination of the Appraised Value, KB and TR Holdings shall prepare a statement (the “Other Option Exercise Statement”) showing their good faith calculation of the Option Exercise Price in accordance with the provisions of Section 2.1 hereof and, to the extent applicable, based on the Appraised Value, it being understood for purposes of such Other Option Exercise Statement that KB shall calculate item LPI of the Option Exercise Price and shall estimate item (i)(B) of the LP2 component of the Option Exercise Price and TR Holdings shall calculate items (i)(A) and (ii)(A) of the LP2 component of the Option Exercise Price and shall estimate item (ii)(B) of the LP2 component of the Option Exercise Price (the sum of each of the estimated items of LP2 referred to above being referred to herein as the “LP2 Estimated Amount”). Subject to the provisions of Sections 2.2(e)(v), 2.2(e)(vi) and 2.2(e)(vii) hereof and to the provisions of the Settlement Agreement concerning the inclusion of Vimovo, the Other Option Exercise Statement shall be binding and conclusive upon, and deemed accepted by, each of TR Holdings and KB unless TR Holdings or KB shall have notified the other in writing of any objections to any of the items calculated by the other party within sixty (60) days after the date of the Other Option Exercise Statement. A notice under this Section 2.2(e)(i) hereof shall specify in reasonable detail each item on the Other Option Exercise Statement which is being disputed and a summary of the reasons for such dispute, it being understood that only the calculation of the component LPI and items (i)(A) and (ii)(A) of the component LP2 of the Option Exercise Price reflected on the Other Option Exercise Statement may be so disputed. Any such dispute shall be resolved pursuant to the provisions of Section 2.2(e)(vi) hereof, but the pendency of such dispute shall not delay the Other Option Closing Date. Vimovo shall be included in the computation of the Option Exercise Price pursuant to this Section 2.2(e) as provided in the Settlement Agreement.

(ii) KB shall pay the Option Exercise Price reflected on the Other Option Exercise Statement prepared in accordance with Section 2.2(e)(i) hereof on the date (the “Other Option Closing Date”) that shall be the later of (A) the last day of the month immediately following the end of the month in which the date of the Other Option Exercise Statement occurs (or if such date is not a business day, then the next business day thereafter) and (B) five (5) business days after the date on which any applicable waiting period under the HSR Act shall have expired or been terminated (the 2014

Option Closing Date or the Other Option Closing Date shall be referred to herein as the “Option Closing Date”).

(iii) On the Other Option Closing Date, as consideration for the KBI Acquisition, KB shall pay to TR Holdings the Option Exercise Price specified in the Other Option Exercise Statement, all of which shall be payable to TR Holdings by wire transfer in Dollars of immediately available funds to an account of TR Holdings in the United States which shall be designated by TR Holdings in writing at least one (1) week prior to the Other Option Closing Date.

(iv) On the Other Option Closing Date, TR Holdings and KB shall execute and deliver such agreements, endorsements, certificates of title, stock powers, assignments and other good and sufficient instruments of conveyance and take such other actions as shall be necessary to effect the KBI Acquisition. TR Holdings further agrees that, from and after the Other Option Closing Date, it will execute and deliver to KB such additional instruments and documents and take such further action as KB may reasonably require in order to complete the KBI Acquisition.

(v) As soon as reasonably possible after the Other Option Closing Date (but not later than thirty (30) days thereafter) KB and TR Holdings shall engage a mutually acceptable independent accounting firm to determine the LP2 Final Amount. In the event that KB and TR Holdings cannot agree on such accounting firm, such firm shall be selected at random from a pool of available internationally-recognized accounting firms, which pool shall exclude any accounting firms that had been originally proposed by either party. In the event that such accounting firm determines that the LP2 Final Amount is greater than or less than the LP2 Estimated Amount, KB shall pay to TR Holdings the amount of such increase or TR Holdings shall pay to KB the amount of such decrease, as the case may be, within ten (10) business days after such determination, together with interest at the rate of LIBOR determined using a LIBOR Period of three (3) months for the period from the Other Option Closing Date through the date of such payment.

(vi) In the event that TR Holdings gives KB timely written notice in accordance with Section 2.2(e)(i) above of a dispute concerning the LPI component of the Option Exercise Price reflected on the Other Option Exercise Statement or KB gives TR Holdings timely written notice in accordance with Section 2.2(e)(i) above of a dispute concerning item (i)(A) and/or (ii)(A) of the LP2 component of the Option Exercise Price reflected on the Other Option Exercise Statement, the parties shall attempt to resolve such disagreement. However, if any such disagreement is not resolved by the parties within thirty (30) days after receipt of such notice, such disagreement shall be submitted to the accounting firm selected pursuant to Section 2.2(e)(v) above for the resolution of such dispute. The decision of such accounting firm shall be final and shall be binding and conclusive upon all of the parties hereto. In the event that such accounting firm determines that the Option Exercise Price reflected on the Other Option Exercise Statement should be increased or decreased due to an adjustment to the calculation of any of the foregoing components, then KB shall pay to TR Holdings the amount of such increase or TR Holdings shall pay to KB the amount of such decrease, as the case may be, within ten (10) business days after such determination, together with interest at the rate of LIBOR determined using a LIBOR Period of three (3) months for the period from the Other Option Closing Date through the date of such payment. In the event of any disputes resolved under this Section 2.2(e)(vi), the Dollar amount of all such disputes shall be aggregated and the fees and expenses of the accounting firm engaged to resolve such disputes shall be paid by the party against whom the greater Dollar amount is resolved.

(vii) In the event that the lower of the TR Holdings Appraised Value and the KB Appraised Value is less than 75% of the value of the higher of the two, then promptly after the expiration of twelve (12) full calendar quarterly periods after the first day of the calendar quarter in which the Other Option Closing Date occurs, KB and TR Holdings shall choose an appraisal firm of national reputation which is skilled in preparing appraisals of the future value of pharmaceutical products (the “Reviewing Appraiser”) to review the original Appraised Values utilized in determining the Option Exercise Price as set forth in the Other Option Exercise Statement. After KB and TR Holdings have selected the Reviewing Appraiser, KB shall cause the General Partner of the Partnership to afford the Reviewing Appraiser such access to the books and records of the Partnership (including, without limitation, Partnership Data), and furnish to the Reviewing Appraiser copies of such financial statements of the Partnership as it may request, and TR Holdings may, in its discretion, furnish the Reviewing Appraiser with TR Data, in order for the Reviewing Appraiser to review the original Appraised Value. The Reviewing Appraiser shall review the Partnership Data, the TR Data and the actual Omeprazole Net Sales, Perprazole Net Sales, Fourth Tier Amount and Net Sales of Group E Products for the twelve (12) full calendar quarterly periods from and after the first day of the calendar quarter in which the Other Option Closing Date occurs and shall revise the Appraised Values as necessary to more accurately reflect the Omeprazole and Perprazole NPV and FTGENPV as of the original Other Option Closing Date (the “Revised Appraised Value”) and deliver a report to KB and TR Holdings showing its calculation of the Revised Appraised Value. If the Revised Appraised Value is less than the Appraised Value, then TR Holdings shall pay to KB the amount of the difference. If the Revised Appraised Value is greater than the Appraised Value, then KB shall pay to TR Holdings the amount of the difference. The party responsible for paying the difference shall pay such amount to the other party within ten (10) business days of the determination of the difference, together with interest thereon at the rate of LIBOR, determined using a LIBOR Period of two (2) years for the period from the Other Option Closing Date through the payment date. KB and TR Holdings shall share equally the costs and expenses of the Reviewing Appraiser.

2.3 Transition Manufacturing. (a) For purposes of this Section 2.3, the following terms shall have the following meanings:

(i) “Alternate Producer” has the meaning ascribed to such term in the Manufacturing Agreement.

(ii) “Bulk Chemical Form” has the meaning ascribed to such term in the Manufacturing Agreement.

(iii) “Exit Two License” means any grant by KB or any Affiliate of KB to any Person of any right to sell in the Territory the Compound omeprazole or perprazole or any Omeprazole Product or Perprazole Product, whether exclusive or non-exclusive and whether by sale, license, sublicense, co-marketing agreement, subdistribution arrangement, complete or partial assignment of contract rights, other dispositions, covenant not to sue or immunity from suit, or otherwise.

(iv) “Exit Two Licensee” means a Person receiving a grant under an Exit Two License.

(v) “Finished Dosage Form” has the meaning ascribed to such term in the Manufacturing Agreement.

(vi) “Formulation Manufacturing Stage” has the meaning ascribed to such term in the Manufacturing Agreement.

(vii) “Intermediate Form” has the meaning ascribed to such term in the Manufacturing Agreement.

(viii) “Manufacturing Stage” has the meaning ascribed to such term in the Manufacturing Agreement.

(ix) “Packaging Manufacturing Stage” has the meaning ascribed to such term in the Manufacturing Agreement.

(x) “Primary Manufacturing Stage” has the meaning ascribed to such term in the Manufacturing Agreement.

(xi) “Producer” has the meaning ascribed to such term in the Manufacturing Agreement.

(xii) “Transfer Price” has the meaning ascribed to such term in the Manufacturing Agreement.

(xiii) “Transition Period” means, with respect to any Transition Product,

(A) if, and only if, KB delivers a Notice of Exercise pursuant to the terms of Section 2.2 hereof during an Option Notice Period described in Section 2.2(b)(iii) or (iv) (but not Section 2.2(b)(i) or (ii)), and

(B) such Notice of Exercise is delivered prior to January 1, 2017,

the period starting with the Other Option Closing Date and ending on the earlier of (x) two (2) years after the Other Option Closing Date and (y) December 31, 2017.

(xiv) “Transition Product” means any Omeprazole Product or Perprazole Product for which TR or an Alternate Producer has been allocated responsibility as the Producer for any Manufacturing Stage (or an Intermediate Form of any such product).

(xv) “Transition Requirements” means all of the requirements of KB, any Affiliate of KB and any Exit Two Licensee for Transition Product for sale or promotion within the Territory.

(b) For clarity, if KB delivers a Notice of Exercise pursuant to the terms of Section 2.2 hereof during an Option Notice Period described in Section 2.2(b)(i) or Section 2.2(b)(ii), then (i) there shall be no Transition Period; (ii) the proviso in Section 11.01(b) of the Manufacturing Agreement shall be without effect; and (iii) the proviso in Section 8.01(c) of the KBI Supply Agreement shall be without effect.

(c) Upon the occurrence of the Other Option Closing Date for each Transition Product during its Transition Period, if any:

(i) If TR is the Producer of the Packaging Manufacturing Stage, TR shall toll package Transition Product for all Transition Requirements for KB or a Person designated by KB at the Transfer Price. If an Alternate Producer is the Producer of the Packaging Manufacturing Stage, the Alternate Producer shall toll package Transition Product for all Transition Requirements under contract with KBI for KB or such Person at the Transfer Price determined in accordance with the terms of Article V of the Manufacturing Agreement, which will be payable by KB to KBI.

(ii) If TR or an Alternate Producer is the Producer of a Primary Manufacturing Stage, KB or a Person designated by KB shall purchase from TR or, in the case of an Alternate Producer, KBI at the Transfer Price Transition Product for all Transition Requirements as follows: (x) if TR or an Alternate Producer is the Producer of the Formulation Manufacturing Stage, in the Finished Dosage Form at the cumulative Transfer Price and (y) if KB is the Producer of the Formulation Manufacturing Stage and TR or an Alternate Producer is the Producer of the Bulk Chemical Manufacturing Stage, in the Bulk Chemical Form at the Transfer Price.

(iii) KB, KB USA and TR shall retain their full rights and obligations as Producers under the Manufacturing Agreement.

(iv) Neither KB nor any Affiliate of KB shall grant an Exit Two License that includes the right to make or have made a Transition Product during its Transition Period.

2.4 Cross-References. The parties acknowledge that the amendments effected by this Amended and Restated KBI Shares Option Agreement have resulted in the renumbering or relettering of certain subsections of Section 2.2 hereof and that certain other agreements, including the Master Restructuring Agreement and certain Ancillary Agreements include references to certain of such redesignated subsections. Accordingly, any reference in the Master Restructuring Agreement or any other Ancillary Agreement to any such redesignated subsection of Section 2.2 shall be deemed to refer to such subsection as redesignated herein.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF TR AND TR HOLDINGS

Each of TR and TR Holdings, jointly and severally, hereby represents and warrants to KB as of the Restatement Date that:

3.1 Ownership of Shares. TR and its Wholly-Owned Subsidiaries own of record and beneficially the sole membership interest in TR Holdings, free and clear of any claim, hypothecation, deed of trust, mortgage, lien, pledge, option, charge, security interest or encumbrance of any kind or character (collectively, “Encumbrances”). TR Holdings is in good standing as a limited liability company under the laws of the State of Delaware. TR Holdings is a Wholly-Owned Subsidiary of TR. TR Holdings owns of record and beneficially all of the KBI Shares, free and clear of all Encumbrances (other than the Option). The KBI Shares consist of 100,000 shares of common stock, par value $.01 per share, 12,500 shares of Class D Preferred Stock, par value $9,600 per share, and 187,500 shares of Class E Preferred Stock, par value $12,160 per share. KBI owns of record and beneficially all of the issued and outstanding shares of capital stock of KBI-E, KBI Sub and KBI-P Inc. (formerly Astra Merck Pharmaceuticals, Inc.), a Delaware corporation (“KBI-P”), in each case free and clear of all Encumbrances other than encumbrances existing as of the date of this Agreement or arising as a result of any Initial Agreement or any Ancillary Agreement.

ARTICLE IV

COVENANTS AND AGREEMENTS OF TR AND

TR HOLDINGS REGARDING THE KBI BUSINESS

TR and TR Holdings hereby covenant and agree with KB to cause KBI and, where applicable, each Subsidiary (as defined in the Partnership Agreement) of KBI, to comply with the following obligations, from and after the Original Date and until the Option Closing Date, if any:

4.1 Preservation of Corporate Existence; Operation of KBI and its Subsidiaries. KBI shall, and shall cause each of its Subsidiaries to, preserve its present corporate organization and existence, maintain its full corporate power and authority to conduct its business and remain in good standing under the laws of its state of incorporation. Each of KBI, KBI Sub, KBI-E, KBI-P and any other Subsidiary of KBI shall not incur any material liabilities of any nature whatsoever other than obligations under any Initial Agreement, Ancillary

Agreement or the Partnership Agreement or as expressly contemplated thereby or liabilities as to which any KB Party has agreed to indemnify any TR Party pursuant to the terms of any Initial Agreement or Ancillary Agreement. Notwithstanding the foregoing terms of this Section 4.1, a liquidation or dissolution of KBI-P shall be deemed not to violate the provisions of this Section.

4.2 Payment of State and Local Taxes. KBI shall, and shall cause each of its Subsidiaries to, file on a timely basis all state and local tax returns required to be filed by it and pay all such taxes due and payable with respect to the periods covered by such tax returns (whether or not reflected thereon). KBI will, unless prohibited by applicable law, close the taxable period of KBI and its subsidiaries as of the close of business on the Option Closing Date. If applicable law does not permit KBI or any of its subsidiaries to close its taxable year on the Option Closing Date or, in any case in which any taxes are assessed with respect to a taxable period which includes the Option Closing Date (but does not begin or end on that day) (a “Straddle Period”), the taxes, if any, attributable to a Straddle Period shall be allocated (i) to TR for the period up to and including the close of business on the Option Closing Date, and (ii) to KB for the period subsequent to the Option Closing Date. Any allocation of income or deductions required to determine any taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of KBI and its subsidiaries as of the close of the Option Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Option Closing Date and the period after the Option Closing Date in proportion to the number of days in each such period.

4.3 Financial Statements: Books and Records. (a) KBI shall, and shall cause each of its Subsidiaries to, deliver to KB (i) as soon as practicable after the end of each fiscal year of KBI, and in any event within 90 days thereafter, an unaudited consolidated balance sheet of KBI as of the end of such year and an unaudited consolidated income statement of KBI for such year (collectively, the “Financial Statements”) and (ii) within five (5) business days after the end of each fiscal quarter of KBI, a certificate in the form set forth as Exhibit 4.3(a) hereto executed by the chief financial officer of KBI, certifying compliance with the provisions of this Article IV and Section 3.12 of the Master Restructuring Agreement. Notwithstanding the foregoing, in the event that there shall have been no Allocation Shortfall or Allocation Default or such Allocation Shortfall or Allocation Default shall have been cured and KBI shall be Past Due on the payment of any dividend to the holder(s) of the Class A Preferred Stock or Class C Preferred Stock, the Financial Statements required to be delivered pursuant to clause (i) of this Section 4.3(a) shall be audited.

(b) The Financial Statements shall (i) be in accordance with the books and records of KBI and its consolidated Subsidiaries, (ii) fairly present the financial position of KBI as of the dates and for the periods indicated therein in accordance with GAAP, except for (i) the recognition of the revaluation of the net assets of KBI (the “Asset Revaluation”) effected in connection with the declaration and payment of a stock dividend to KB and TR Holdings in November, 1997 and (ii) the non-recognition of the purchase accounting consequences of TR Holdings’ purchase of the KBI Common Shares at the Closing.

(c) KBI shall, and shall cause each of its Subsidiaries to, maintain true, correct and complete books, records and accounts in accordance with GAAP (except for the treatment of the Asset Revaluation and TR Holdings’ purchase of the KBI Common Shares).

4.4 Limitation on Transfer of License Rights. Except as approved in writing by KB or as expressly permitted or required by this Agreement, any Initial Agreement or any other Ancillary Agreement, neither KBI nor any of its Subsidiaries shall sell, transfer, pledge or otherwise encumber, assign or otherwise dispose of any rights relating to any Licensed Compound.

4.5 Compliance with Laws. Each of KBI and each of its Subsidiaries shall conduct its respective business in compliance in all material respects with all applicable laws, rules and regulations and in compliance with all applicable orders, rules, writs, judgments, injunctions, decrees and ordinances.

4.6 Cash. TR shall use reasonable efforts to keep the cash in KBI to a reasonable minimum, taking into account the GAAP net worth of KBI and the fair market value of its assets and liabilities and TR’s objective that KBI and its subsidiaries remain part of TR’s consolidated group for U.S. federal income tax purposes.

4.7 Merck Holdings, Inc. Merck represents and warrants to KB that TR Holdings has succeeded to and is bound by the provisions of, and all liabilities and obligations of Merck Holdings, Inc. under, the Master Restructuring Agreement, the Ancillary Agreements and any Future Agreement (including the Settlement Agreement) as fully and to the same extent as though TR Holdings had originally executed such agreements as the result of the conversion of Merck Holdings, Inc. to a limited liability company in accordance with Delaware law. All references to Merck Holdings, Inc. in such agreements shall be deemed also to be a reference to TR Holdings.

ARTICLE V

[RESERVED]

ARTICLE VI

ADDITIONAL COVENANTS

AND AGREEMENTS OF THE PARTIES

6.1 Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each of KB, TR and TR Holdings shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the transactions contemplated hereby, including, without limitation, to effect the KBI Acquisition. Each of KB, TR and TR Holdings agrees to execute and deliver promptly such other documents, certificates, agreements or instruments (including any amendments or supplements thereto) and to take, or cause to be taken, such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated hereby. TR hereby covenants and agrees that it shall take all actions necessary to ensure that TR Holdings complies with its obligations hereunder. TR Holdings covenants and agrees that it shall take all actions necessary to ensure that KBI complies with its obligations hereunder. Each party hereto covenants and agrees that all instruments of conveyance and other agreements, documents and instruments to be executed and delivered by such party in connection herewith shall constitute the legal, valid and binding obligations of such party, enforceable against it in accordance with its terms.

6.2 HSR Act. In connection with any filing that may be required under the HSR Act as contemplated by Section 2.2(c) hereof, the parties hereto agree to cooperate in good faith to respond promptly to all inquiries made by governmental authorities.

6.3 Payment of Federal Income Taxes. TR hereby covenants and agrees with KB to file on a timely basis all Federal income tax returns of the TR consolidated group that includes KBI and each of its Subsidiaries required to be filed by TR for each year from and after the year of this Agreement through the tax year that ends on the Option Closing Date, if any, and to pay all such taxes due and payable with respect to the periods covered by such tax returns (whether or not reflected thereon) or if applicable, the relevant portion of any Straddle Period as provided in Section 4.2.

6.4 Consents. TR and TR Holdings hereby covenant and agree that they shall not (and shall cause KBI not to) take any action that would result in the consent of any third party being required in connection with TR’s or TR Holdings’ performance of its obligations under this Agreement and all other documents and instruments to be executed and delivered by it in connection with the KBI Acquisition (collectively, including this Agreement, the “Option Documents”).

6.5 Non-Contravention. TR and TR Holdings hereby covenant and agree that they shall not (and shall cause KBI not to) take any action that would result in the consummation of the transactions contemplated by the Option Documents violating, conflicting with or resulting in a breach of any provision of:

(i) any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, other instrument or agreement, license, sublicense, permit, trust, custodianship, or other restriction with any third party to which TR, TR Holdings or KBI is a party; or

(ii) the certificate of incorporation or by-laws (each as amended) of TR, TR Holdings or KBI.

6.6 KBI Balance Sheet. Prior to the Option Closing Date the parties hereto shall endeavor to effect, and cause their Affiliates to effect, such transactions and make such adjustments regarding the assets and liabilities of KBI such that, at the Option Closing Date, as nearly as practicable KBI shall have no assets and no liabilities reflected on its consolidated balance sheet (other than any accrued dividends relating to any preferred stock issued by KBI solely if the Option Closing Date does not occur on either June 30 or December 31); provided that such transactions and adjustments shall not affect any contractual rights under the Master

Restructuring Agreement, the Partnership Agreement, this Agreement or any other Ancillary Agreement or under any other contract with any of the parties hereto or any of their Affiliates. The parties have separately documented in a pro forma balance sheet the nature of the balance sheet eliminations and adjustments that are provided for in this Section 6.6 (the “Pro Forma Adjusted Balance Sheet”), it being understood that the actual amounts of such eliminations and adjustments will differ from those set forth on the Pro Forma Adjusted Balance Sheet based on circumstances existing at the time such eliminations and adjustments are made. At least thirty (30) days prior to the Option Closing Date, TR Holdings shall prepare and deliver to KB a pro forma consolidated balance sheet reflecting the estimated assets and liabilities of KBI as of the Option Closing Date, such pro forma eliminations and adjustments and the resulting adjusted amounts. Among other things, such transactions, eliminations and adjustments shall reflect the following:

(a) (i) On or prior to the Option Closing Date, the Partnership shall pay KBI the outstanding payables to KBI that are otherwise due after the Option Closing Date under the KBI Supply Agreement (the “Outstanding AZLP Payables”). For the avoidance of doubt, the Agreed Mark-Up component of the Outstanding AZLP Payables has not been included in the computation of the Initial Agreed Amount and shall not be included in the calculation of the Revised Agreed Amount. The parties shall discuss a process whereby invoices for June shipments purchased by AZLP from KBI will be issued in time for payment to be made on or prior to the Option Closing Date.

(ii) Subject to KBI’s receipt of the payment referred to in subsection (a)(i) above, on or prior to the Option Closing Date, KBI shall apply the payment received pursuant to subsection (a)(i) above to the payment of the outstanding payables to (A) TR as a Producer under the Manufacturing Agreement, and (B) KB for the royalties with respect to Perprazole Net Sales under the Amended and Restated KBI License; provided, however, that if any such payables remain unpaid on the Option Closing Date because of the failure of KBI to apply the payment received pursuant to subsection (a)(i) above to the payment of such outstanding payables, KB may deduct from the Option Exercise Price the amount of any such payables that remain unpaid as a result of KBI’s failure to so apply such payment.

(iii) The Agreed Mark-Up component of the Outstanding AZLP Payables shall be adjusted to reflect actual Net Sales and the actual Agreed Mark-Up (rather than the Standard Mark-Up) pursuant to Section 4.04(c)(iii) and Section 4.04(c)(iv) of the KBI Supply Agreement, with the adjustment pursuant to Section 4.04(c)(iv) being computed on the basis of the period from January 1, 2014 through the 2014 Option Closing Date. Within sixty (60) days after the Option Closing Date, the Partnership shall provide a report of such actual Net Sales to TR Holdings. Within ninety (90) days after the Option Closing Date, TR Holdings or the Partnership, as the case may be, shall pay directly to the other the amount required by such adjustment; provided, however, that the amount of any such adjustment to be paid by either party shall be reduced by the royalties with respect to Perprazole Net Sales under the Amended and Restated KBI License as in effect at the Option Closing Date. With respect to such actual Net Sales, TR and TR Holdings shall have, during the five (5) month period immediately following the Option Closing Date, a one-time right for its then currently engaged independent accountants to audit the Partnership that is equivalent to the right to audit that TR or KBI had immediately prior to the Option Closing Date but without regard to any limitation as to the time period subject to audit contained in such audit rights that would limit the right of TR or TR Holdings to audit the Net Sales to be reflected in the Agreed Mark-Up component of the Outstanding AZLP Payables. In the event such audit shows that an adjustment is required to the actual Net Sales reported by the Partnership, the parties shall recompute the Agreed Mark-Up component of the Outstanding AZLP Payables and within ninety (90) days after the completion of such audit, TR Holdings or the Partnership, as the case may be, shall pay directly to the other the amount required by such adjustment; provided, however, that the amount of any such adjustment to be paid by either party shall be reduced by the royalties with respect to Perprazole Net Sales under the Amended and Restated KBI License as in effect at the Option Closing Date.

(b) On the Option Closing Date, KB or an Affiliate of KB shall purchase from KBI its inventory on hand for a price equal to the Transfer Price under the Manufacturing Agreement paid by KBI for such inventory.

(c) “Due from Merck, Net” shall be settled by Merck prior to the Option Closing Date.

(d) On or before the Option Closing Date, the Partnership shall pay to KBI Sub the Priority Return for the quarter ended June 30, 2014 and any other amount allocated to the Limited Partner included in the Fourth Tier Amount through June 30, 2014.

(e) On or before the Option Closing Date, any tax provisions and deferred tax liabilities shall be eliminated.

(f) On or before the Option Closing Date, the “Deferred Income” shall be settled.

(g) On or before the Option Closing Date and before the consummation of the transfer of the KBI Shares pursuant to the exercise of the Option and following the transactions provided for above in this Section 6.6, KBI’s cash and cash equivalents shall be distributed, as well as any interest receivable, any assets of the type recorded as of the Restatement Date on KBI’s balance sheet as “Other Investments” and any claims that KBI may have under the KBI Supply Agreement or KBI Sub may have as the Limited Partner in respect of Net Sales or payments prior to the Option Closing Date. KB hereby waives on behalf of itself and its assignees all of KB’s right to receive or participate in any distribution in respect of shares of KBI made pursuant to this paragraph so that all of such distribution shall be paid to TR Holdings in respect of the KBI Shares held by TR Holdings.

6.7 Consent to Transfer KBI Preferred Stock. TR hereby consents to (a) the Transfer by KB to any Affiliate of KB that is a Wholly-Owned Subsidiary of AstraZeneca PLC, a company organized under the laws of England and Wales (“AZPLC”), of the Class A Preferred Stock and the Class C Preferred Stock at any time after the Restatement Date; and (b) the subsequent Transfer by such Affiliate of KB of such shares to any Wholly-Owned Subsidiary of such Affiliate at any time after the Restatement Date; provided, however, that such Transfer and any such subsequent Transfer shall be subject to the security interest and other rights of KBI set forth in the Pledge Agreement dated July 1, 1998 between KB and KBI (the “Pledge Agreement”); and provided further that as conditions to and prior to the effectiveness of any such Transfer to any such Affiliate (A) the transferee shall agree in writing, substantially in the form of Exhibit 6.7A to be bound by the provisions of, and assume all liabilities and obligations of KB and any prior direct or indirect transferee of KB as a stockholder of KBI under, the Master Restructuring Agreement and this Agreement as fully and to the same extent as though such transferee had originally executed the Master Restructuring Agreement and this Agreement, (B) the transferor and AZPLC shall agree in writing, substantially in the form of Exhibit 6.7B (each, a “Parent Agreement”) (1) that neither the transferor nor AZPLC shall be relieved of any of its liabilities or obligations under the Initial Agreements, any Ancillary Agreement and any Future Agreement to which it is a party or under any prior Parent Agreement, (2) that the transferor and AZPLC shall cause the transferee to satisfy the liabilities and obligations assumed by the transferee pursuant to clause (A) above and (3) that, prior to the time that the transferee or any subsequent transferee ceases to be an Affiliate of KB or a Wholly-Owned Subsidiary of AZPLC, the transferor and AZPLC shall cause the transferee to Transfer its shares of KBI to an Affiliate of KB that also is a Wholly-Owned Subsidiary of AZPLC, (C) the transferor and AZPLC shall deliver to TR and KBI an executed copy of each of the agreements referred to in the foregoing clauses (A) and (B) to TR and TR Holdings and (D) the transferor and such transferee shall execute and deliver to KBI and TR such documents and consent to such filings as may be reasonably requested by TR in order to continue in effect the pledge of such shares to secure the Obligations (as defined in the Pledge Agreement) and to perfect (or maintain perfection of) KBI’s security interest in such shares. KBI shall record such Transfers of such shares on its books after notification thereof by KB to KBI and receipt by KBI of all necessary documentation evidencing the Transfer and compliance with this Section 6.7.

ARTICLE VII

INDEMNIFICATION

TR and TR Holdings agree to defend, indemnify and hold harmless KB and its Affiliates and each of their respective officers, directors, employees and agents from and against any and all Indemnity Losses arising out of, based upon or resulting from any liabilities or obligations of KBI of any nature whatsoever other than (i) liabilities or obligations under any Initial Agreement or Ancillary Agreement arising from and after the Option Closing Date, (ii) liabilities for which any KB Party has agreed to indemnify any TR Party pursuant to the terms of any Initial Agreement or Ancillary Agreement and (iii) liabilities or obligations incurred by KBI in connection with KB’s operation of KBI from and after the Option Closing Date. KB shall indemnify TR, TR Holdings and their Affiliates (including KBI and its subsidiaries) (the “Tax Indemnitees”) for any federal, state, local and foreign taxes (including any incremental amount of tax and any interest, penalty or addition to any such tax) imposed on any Tax Indemnitee as a result of the transactions provided for in Section 6.7 and which would not have been imposed on or borne by any Tax Indemnitee absent such transactions regardless of whether such taxes are imposed directly or through the withholding of any payment to a Tax Indemnitee. Any claim for indemnification hereunder shall be on a net after-tax basis in accordance with, and shall be subject to the procedures set forth in, Section 10.3 of the Master Restructuring Agreement.

ARTICLE VIII

ARBITRATION

Subject to the provisions of Sections 2.2(d)(i), 2.2(d)(v), 2.2(d)(vi), 2.2(e)(v), 2.2(e)(vi) and 2.2(e)(vii) hereof and Section 9.4 of the Master Restructuring Agreement, any dispute, controversy or claim between KB, on the one hand, and TR and TR Holdings on the other hand, arising out of or related to this Agreement, or the interpretation or breach hereof, shall be settled by binding arbitration pursuant to the principles and procedures set forth in Article 9 of the Master Restructuring Agreement.

ARTICLE IX

TERMINATION

This Agreement may be terminated at any time by the written mutual consent of each of the parties hereto. In the event that this Agreement is terminated as aforesaid, this Agreement shall be of no further force or effect and no party shall have any liability to any other party hereto; provided, however, that the termination of this Agreement will not relieve any party of any liability for breach of any covenant or agreement hereunder occurring prior to such termination and the terms of Article 4 of the Master Restructuring Agreement (relating to confidentiality) shall remain in full force and effect in accordance with its terms.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Each of the parties to this Agreement shall bear all the expenses incurred by it in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated by this Agreement regardless of whether this Agreement shall be terminated.

10.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; provided, however, that KB may, without the consent of the other parties hereto, assign its rights and obligations under this Agreement to any of its Affiliates; and provided, further, that TR Holdings may assign its rights and obligations under this Agreement to any permitted transferee of the KBI Shares under Section 3.3 of the Master Restructuring Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, heirs and assigns.

10.3 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto and their respective Affiliates, or their respective successors and permitted assigns, any rights, remedies or other benefits or any obligations or liabilities under or by reason of this Agreement.

10.4 Notices. Unless otherwise provided herein, any notice, request, instruction, other document or other communication under or with respect to this Agreement or the Option Documents shall be in writing and shall be deemed to have been duly given if delivered personally, sent by facsimile with confirmation of receipt, or sent by internationally-recognized courier service to any party hereto at its address as specified below.

If to KB:	SE-431 83 Mölndal SWEDEN

Attention: Legal Department Facsimile No.: 011-46-3177-63871

With a copy to:	AstraZeneca Pharmaceuticals LP 1800 Concord Pike Wilmington, DE 19803

Attention: Richard Kenny, Assistant General Counsel Facsimile No.: 302-885-6862

If to TR, TR
Holdings or KBI:	One Merck Drive P.O. Box 100 Whitehouse Station, NJ 08889-0100

Attention: Corporate Secretary Facsimile No.: 908-735-1246

With a copy to:	Merck & Co., Inc. One Merck Drive P.O. Box 100 Whitehouse Station, NJ 08889-0100

Attention: General Counsel Facsimile No.: 908-735-1244

Any party hereto by written notice to the other parties hereto in accordance with the above may change the address to which such notices, requests, instructions, other documents or other communications to it shall be directed.

10.5 Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of New York without regard to any choice of law rules other than Section 5-1401 of the New York General Obligations Law.

10.6 Entire Agreement: Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto and the other documents referred to herein, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, amendment, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) shall be as effective as an original executed signature page.

10.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

10.9 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.10 Remedies. Notwithstanding anything to the contrary contained in this Agreement, each of the parties to this Agreement is entitled to all remedies in the event of breach provided at law or in equity, specifically including, but not limited to, specific performance.

10.11 Gender and Number. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity or number of the person, persons, entity or entities may require.

10.12 No Consent to Section 338 Tax Election. Nothing in this Agreement or any Ancillary Agreement shall be construed to constitute the consent (or an agreement to give the consent) of TR or any member of the TR affiliated group to an election under Section 338(h)(10) of the Internal Revenue Code of 1986, or any successor provision, with respect to the effecting of the KBI Acquisition.

*  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

ASTRAZENECA AB (publ)

By:	/s/ Jan-Olof Jacke
	Name:	Jan-Olof Jacke
	Title:	CFO

MERCK SHARP & DOHME CORP.

By:	/s/ John Canan
	Name:	John Canan
	Title:	President

MERCK HOLDINGS LLC

By:	/s/ John Canan
	Name:	John Canan
	Title:	President

Accepted and Agreed as of the day and year first above written with respect to Sections 2.1, 2.2(d)(viii), 2.2(d)(ix), 2.2(d)(x). 2.2(e)(i), 2.3 (b), 2.4, 6.6 and 6.7 hereof and Article 5 hereof:

KBI INC.			ASTRAZENECA PHARMACEUTICALS LP

By:	/s/ Jon Filderman		By:	/s/ Richard Fante
	Name:	Jon Filderman		Name:	Richard Fante
	Title:	Secretary		Title:	President, US Business & Regional Vice President, Americas

KBI-E INC.			ASTRA USA, INC.

By:	/s/ Katie Fedosz		By:	/s/ Stephen F. Mohr
	Name:	Katie Fedosz		Name:	Stephen F. Mohr
	Title:	Assistant Secretary		Title:	Chairman, President & CEO

KBI SUB INC.			ASTRAZENECA LP

By:	/s/ Jon Filderman		By:	/s/ Richard Fante
	Name:	Jon Filderman		Name:	Richard Fante
	Title:	Secretary		Title:	President, US Business & Regional Vice President, Americas